EXHIBIT 10.1

SCHEDULE A

to EXHIBIT 10.1

Pursuant to Rule 12b-31 under the Securities Exchange Act of 1934

The below listed banking institutions are parties to agreements with the Company that are substantially identical in all material respects to the Revolving Credit Agreement (5 Year Facility), dated August 23, 2002, as amended by Amendment No.1 to Revolving Credit Agreement (5 Year Facility), dated August 22, 2003, and Amendment No. 2 to Revolving Credit Agreement (5 Year Facility), dated August 27, 2004, except for the provisions listed below:

Banking Institutions Name		Revolving Credit Commitment	Choice of Law
1.	Arvest Bank	$15,000,000	Missouri
2.	Bank of America, N.A.[1]	$22,500,000	New York
3.	Barclays Bank PLC	$22,500,000	New York
4.	J P Morgan Chase Bank	$45,000,000	New York
5.	LaSalle Bank, N.A.[2]	$22,500,000	New York
6.	SunTrust Bank	$30,000,000	New York
7.	The Bank of New York	$22,500,000	New York
8.	Toronto Dominion (Texas), Inc.	$22,500,000	New York
9.	UMB Bank, N.A.	$27,000,000	Missouri
10.	U.S. Bank, N.A.	$45,000,000	Missouri
11.	Wachovia Bank, N.A.	$45,000,000	New York
12.	Wells Fargo Bank, N.A.	$22,500,000	New York

[1]	On August 27, 2004, Bank of America entered into a Revolving Credit Agreement (5 Year Facility) with the Company that incorporated all of the terms and conditions of the Revolving Credit Agreement (5 Year Facility), dated August 23, 2002, as amended by Amendment No. 1 to Revolving Credit Agreement (5 Year Facility), dated August 22, 2003 and Amendment No. 2 to Revolving Credit Agreement (5 Year Facility), dated August 27, 2004.
2	On September 2, 2003, LaSalle Bank entered into a Revolving Credit Agreement (5 Year Facility) with the Company that incorporated all of the terms and conditions of the Revolving Credit Agreement (5 Year Facility), dated August 23, 2002, as amended by Amendment No. 1 to Revolving Credit Agreement (5 Year Facility), dated August 22, 2003. The bank and the Company entered into Amendment No. 1 to Revolving Credit Agreement (5 Year Facility) on August 27, 2004 which is substantially identical in all material respects to Amendment No. 2 to Revolving Credit Agreement (5 Year Facility) which is attached to this Exhibit 10.1.

REVOLVING CREDIT AGREEMENT

(5-Year Facility)

TABLE OF CONTENTS

SECTION 1. DEFINITIONS.
1.1	Definitions	1
	364-Day Agreement	1
	ABR Loan	1
	Adjusted CD Rate	1
	Adj. CDR	1
	Av. CDR	1
	RR	1
	AR	2
	Agreement	2
	Alternate Base Rate	2
	Applicable Rate	2
	Bank	3
	Base Rate	3
	Business Day	3
	CD Interest Period	3
	CD Loan	3
	Capitalized Lease	3
	Code	3
	Company	3
	Comparable Agreement	3
	Consolidated Current Liabilities	3
	Consolidated Net Income	4
	Consolidated Total Assets	4
	Controlled Group	4
	Elected Interest Period	4
	Elected Interest Rate	4
	Environmental Judgments and Orders	4
	Environmental Liabilities	4
	Environmental Requirements	5
	ERISA	5
	Eurodollar Interest Period	5
	Eurodollar Loan	5
	Events of Default	5
	Federal Funds Effective Rate	5
	Funded Debt	5
	GAAP	5
	Hazardous Materials	5
	Indebtedness	6
	Index Debt	6
	LIBO Rate	6
	Liens	6
	Loan	6
	Loan Papers	7
	Margin Stock	7

	Material Adverse Effect	7
	Maximum Rate	7
	Money Market Interest Period	7
	Money Market Loan	7
	Money Market Rate	7
	Moody’s	7
	Multiemployer Plan	7
	Net Worth	7
	Note	7
	Notice of Borrowing	7
	PBGC	7
	Person	7
	Plan	7
	Regulation T	8
	Regulation U	8
	Regulation X	8
	Rentals	8
	Revolving Credit Commitment	8
	S&P	8
	Secured Debt	8
	Short-Term Debt	8
	Subsidiary	8
	Synthetic Lease Obligation	8
	Termination Date	8
	Total Capital	9
	Total Indebtedness	9
	Unmatured Event of Default	9
	Unrestricted Subsidiary	9
1.2	Acounting Terms and Definitions	9
SECTION 2. REPRESENTATIONS		10
2.1	Representations	10
SECTION 3. REVOLVING CREDIT		12
3.1	Description of Revolving Credit	12
3.2	Voluntary Prepayments	13
3.3	Provisions Applying to Loans Under Certain Circumstances	13
3.4	Fees	16
3.5	Reduction of the Revolving Credit Commitment	16
SECTION 4. MANNER OF BORROWING		17
4.1	Borrowing Procedure	17
4.2	Expiration of Elected Interest Periods	17
SECTION 5. PAYMENTS		17
5.1	Payments	17
SECTION 6. CONDITIONS OF LENDING		17
6.1	Initial Loan	17
6.2	Each Loan	18
SECTION 7. COMPANY COVENANTS		18
7.1	Corporate Existence	18
7.2	Insurance	19
7.3	Taxes, Claims for Labor and Materials; Compliance with Laws	19
7.4	Maintenance, Etc	19
7.5	Character of Business	19
7.6	Financial Information and Reports	20
7.7	Litigation	21
7.8	Inspection of Properties and Records	21
7.9	Restriction on Funded Debt and Short-Term Debt	21

7.10	Mortgages and Liens	22
7.11	Merger; Sale of Assets	22
7.12	Multiemployer Plans	23
7.13	Other Agreements	23
7.14	Ratio of Total Indebtedness to Total Capital	23
SECTION 8. EVENTS OF DEFAULT AND REMEDIES THEREFOR		23
8.1	Events of Default	23
8.2	Waivers, Etc	25
SECTION 9. NOTICES		25
9.1	Notices	25
SECTION 10. MISCELLANEOUS		26
10.1	Waivers, Etc	26
10.2	Expenses and Indemnification	26
10.3	Agreement of Non-U.S. Bank	26
10.4	Successors and Assigns; Survival of Representations	27
10.5	Assignments and Participations	27
10.6	Governing Law	27
10.7	Exhibits	27
10.8	Waiver of Jury Trial	27
10.9	Integration; Amendment and Waiver	28
10.10.	Oral Agreements	28

REVOLVING CREDIT AGREEMENT

(5-Year Facility)

REVOLVING CREDIT AGREEMENT (5-Year Facility) dated as of August 23, 2002 between LEGGETT & PLATT, INCORPORATED, a Missouri corporation, having its principal office at No. 1 Leggett Road, Carthage, Missouri 64836 (the “Company”) and                     , having its principal office at                                         , (the “Bank”).

The Company has asked the Bank to extend a revolving credit facility to the Company for the Company’s lawful corporate purposes, and the Bank is prepared to extend such credit upon the terms hereof. Accordingly, the parties agree as follows:

SECTION 1. DEFINITIONS.

1.1 Definitions. The terms hereinafter set forth when used herein shall have the following meanings:

“364-Day Agreement” means that certain Revolving Credit Agreement (364-Day Facility) dated as of the date hereof between the Borrower and the Bank, as from time to time amended, restated or modified.

“ABR Loan” shall have the meaning as set forth under the definition of Loan.

“Adjusted CD Rate” shall mean, with respect to each CD Interest Period, on any day thereof an interest rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined under the following formula:

Adj. CDR = (Av. CDR) + AR + LIBO Spread%.
(1.00-RR)

For purposes of this definition:

“Adj. CDR” means Adjusted CD Rate.

“Av. CDR” (Average CD Rate) means, for each CD Interest Period, the average of the per annum interest rates (rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to Bank, on or about 10:00 a.m. (New York time) on the first Business Day of the applicable CD Interest Period by three negotiable certificate of deposit dealers of recognized standing located in the United States selected by Bank, for the purchase of negotiable certificates of deposit (at face value) of Bank, with maturities comparable to the applicable CD Interest Period and for an amount comparable to the CD Loan to be made to the Company hereunder for such CD Interest Period.

“RR” (Reserve Requirement) means, with respect to each CD Interest Period, on any day thereof that percentage (expressed as a decimal to four decimal places) which is in effect on such day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body) for determining the reserve requirement (including without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D applicable to the class of banks of which Bank is a member on deposits of the type used as a reference in determining the Average CD Rate and having a maturity approximately equal to such CD Interest Period.

“AR” (Assessment Rate) means with respect to each CD Interest Period, on any day thereof the net assessment rate (rounded upwards if necessary, to the nearest 1/100 of 1%) which is in effect on such day (under the regulations of the Federal Deposit Insurance Corporation or any successor) for determining the assessments paid by Bank to the Federal Deposit Insurance Corporation (or any successor) for insuring time deposits made in dollars at Bank’s principal office.

Each determination of the Adjusted CD Rate by the Bank shall be conclusive and binding upon the Company, in the absence of demonstrable error. The Bank shall, upon written request of the Company, deliver to the Company a statement showing the computation used by the Bank in determining any applicable Adjusted CD Rate hereunder.

“Agreement” shall mean this Revolving Credit Agreement, as it may be amended or modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (A) the Base Rate in effect on such day or (B) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day, with respect to any Loan, with respect to the facility fees payable hereunder, and with respect to the utilization fees, if any, payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “LIBO Spread” (“LIBO Spread”), “Facility Fee Rate” or “Utilization Fee Rate”, as the case may be, based upon the higher of the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt.

Index Debt Ratings S&P/Moody’s	LIBO Spread	Facility Fee Rate	Utilization Fee Rate
Level 1 A or A2 or above	0.32%	0.08%	0.15%
Level 2 A- or A3	0.40%	0.10%	0.20%
Level 3 BBB+ or Baa1	0.50%	0.15%	0.25%
Level 4 BBB or Baa2	0.575%	0.20%	0.30%
Level 5 Lower than BBB and Baa2, or unrated	0.725%	0.25%	0.35%

For purposes of the foregoing, if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Bank shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Bank” shall mean                     .

“Base Rate” shall mean a rate per annum equal to the corporate base rate of interest announced by the Bank from time to time, changing when and as said corporate base rate changes.

“Business Day” shall mean a day of the year (other than a Saturday or Sunday) on which Bank is open for business, and, if the LIBO Rate is relevant, on which dealings in foreign currencies and exchange between banks may be carried on in London, England and New York, New York.

“CD Interest Period” shall have the meaning as set forth under the definition of “Elected Interest Period”.

“CD Loan” shall have the meaning as set forth under the definition of “Loan”.

“Capitalized Lease” shall mean any lease of real or personal property the obligation for Rentals with respect to which is, or is required to be, capitalized for financial reporting purposes under Generally Accepted Accounting Principles, provided that there shall be excluded from Capitalized Leases all leases of automotive equipment and other rolling stock and of office equipment.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also include the income tax regulations promulgated thereunder, whether final or temporary.

“Company” shall mean Leggett & Platt, Incorporated, a Missouri corporation.

“Comparable Agreement” shall mean any revolving credit agreement comparable in purposes to this Agreement between Company or a Subsidiary, and an institutional lender, other than Bank.

“Consolidated Current Liabilities” shall mean such liabilities of the Company and its Subsidiaries on a consolidated basis as shall be determined to constitute current liabilities under Generally Accepted Accounting Principles.

“Consolidated Net Income” for any period shall mean the balance remaining after deducting from gross revenues of the Company and its Subsidiaries (including equity in earnings of Unrestricted Subsidiaries) all expenses, reserves, income taxes, and other proper charges (including equity in losses of Unrestricted Subsidiaries), all determined on a consolidated basis, but excluding in any event (i) any profits or losses net of tax effect on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, (ii) the proceeds from life insurance policies, and (iii) earnings of any Subsidiary prior to its becoming a Subsidiary and earnings of any corporation (other than a Subsidiary) prior to its merger into or consolidation with the Company.

“Consolidated Total Assets” for any period shall mean the gross book value of the assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with Generally Accepted Accounting Principles.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

“Elected Interest Period” shall mean (i) as to any Eurodollar Loan the period of 1 month, 2 months, 3 months, or 6 months duration, as elected by the Company, commencing on the date such Eurodollar Loan shall have been made, (ii) as to any CD Loan the period of 30, 60, 90 or 180 days duration, as elected by the Company, commencing on the date such CD Loan shall have been made and (iii) as to any Money Market Loan the period from 1 to 180 days, as elected by the Company, commencing on the date such Money Market Loan shall have been made. Notwithstanding the foregoing, (i) if any Elected Interest Period would end on a day which would not be a Business Day such Elected Interest Period shall be extended to the next succeeding Business Day; provided that in the case of any Elected Interest Period for a Eurodollar Loan, if such extension would cause the last day of such Elected Interest Period to fall in the next following calendar month, the last day of such Elected Interest Period shall occur on the next preceding Business Day, and (ii) no Elected Interest Period which commences before the Termination Date shall end later than the Termination Date. Each Elected Interest Period for a Eurodollar Loan, a CD Loan and a Money Market Loan is herein called a “Eurodollar Interest Period”, a “CD Interest Period” and a “Money Market Interest Period,” respectively. No Elected Interest Period need be specified by the Company for any ABR Loan.

“Elected Interest Rate” shall mean, as of the date of determination thereof, one of the following interest rates, as elected by the Company pursuant to the terms and conditions hereof: (i) the Alternate Base Rate, (ii) the LIBO Rate, (iii) the Adjusted CD Rate, or (iv) the Money Market Rate.

“Environmental Judgments and Orders” means all judgments, decrees or orders entered against the Company or one of its Subsidiaries arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from any Environmental Requirements.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to the Company, any Subsidiary or any of their respective real property interests, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs and decrees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law, and all rules and regulations from time to time promulgated thereunder. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Eurodollar Interest Period” shall have the meaning as set forth under the definition of “Elected Interest Period”.

“Eurodollar Loan” shall have the meaning as set forth under the definition of “Loan”.

“Events of Default” shall have the meaning as provided in Section 8.1.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing reasonably selected by it.

“Funded Debt” shall mean (i) all Indebtedness having a final maturity of more than 12 months from the date of determination thereof (or which is renewable or extendable at the option of the obligor for a period or periods more than 12 months from the date of creation), including (without limitation) all guaranties included within the definition of Indebtedness extending more than 12 months from the date of such guaranties and (ii) Capitalized Leases, but excluding in each case, any portion thereof which is properly included in Consolidated Current Liabilities.

“GAAP” or “Generally Accepted Accounting Principles” means generally accepted accounting principles in the United States of America, applied in accordance with the provisions of Section 1.2.

“Hazardous Materials” includes, without limitation, (a) hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations, and amendments, or in any applicable state or local law or regulation, (b) “hazardous substance”, “pollutant”, or “contaminant” as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including, crude oil or any fraction thereof and (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Indebtedness” of any corporation or other business entity shall include, without duplication, all obligations of such entity which consists of (i) debt for borrowed money, (ii) obligations secured by any lien or other charge upon property or assets owned by such entity, even though such entity has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity, (vi) obligations arising under or in connection with any letter of credit, including all undrawn amounts and all amounts drawn and not reimbursed under any letter of credit, (v) Synthetic Lease Obligations, (vi) all guarantees of obligations of others made by the Company and/or Subsidiaries, or (vii) obligations under Capitalized Leases. “Guaranty” for purposes of this Agreement refers to all forms of undertaking to guarantee the obligations of others, by way of guaranty, suretyship or otherwise. Notwithstanding the foregoing, Indebtedness shall not include (i) money borrowed by Subsidiaries from the Company or from other Subsidiaries, (ii) money borrowed by the Company from Subsidiaries, (iii) a guaranty by the Company or a Subsidiary, if, in connection with the giving of the guaranty by the Company or Subsidiary, Indebtedness is placed on the Company’s balance sheet as a result of transactions with respect to which the guaranty was given, (iv) trade accounts payable and expenses arising out of or incurred in the ordinary course of business, or (v) fair value adjustments required by Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended from time to time.

“Index Debt” means senior, unsecured indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“LIBO Rate” shall mean (for each Eurodollar Interest Period) an interest rate per annum equal to the Bank’s Interbank Rate plus the Applicable Rate. The Interbank Rate for each Eurodollar Interest Period shall be the per annum interest rate at which deposits in U.S. Dollars having the index maturity specified on page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service) are offered in the London interbank Eurodollar market for a period equal to the Eurodollar Interest Period and in an amount equal to the loan to be made to the Company hereunder for such Eurodollar Interest Period. The Interbank Rate for each Eurodollar Interest Period shall (i) be determined as of 11:00 A.M. (London time) two Business Days prior to the first day of such Eurodollar Interest Period and (ii) shall be rounded upward, if necessary, to the nearest 1/100th of 1%.

“Liens” shall have the meaning as provided in Section 7.10.

“Loan” or “loan” shall mean each loan made hereunder where interest is based on the Alternate Base Rate (an “ABR Loan”), the Adjusted CD Rate (a “CD Loan”), the LIBO Rate (a “Eurodollar Loan”) or the Money Market Rate (a “Money Market Loan”).

“Loan Papers” shall mean this Agreement, the Notes, and all other documents and instruments now or hereafter executed in connection herewith or therewith or in relation hereto or thereto.

“Margin Stock” means “margin stock” as defined in Regulations T, U or X.

“Material Adverse Effect” means a material adverse effect on: (i) the business operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole; (ii) the ability of the Company to perform its obligations under the Loan Papers; or (iii) the legality, validity or enforceability of the Loan Papers.

“Maximum Rate” shall have the meaning as provided in Section 3.1.

“Money Market Interest Period” shall have the meaning set forth under the definition of “Elected Interest Period.”

“Money Market Loan” shall have the meaning set forth under the definition of “Loan.”

“Money Market Rate” shall mean such fixed interest rate as is mutually agreed upon by Bank and the Company for the appropriate Elected Interest Period.

“Moody’s” means Moody’s Investors Services, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Worth” shall have the meaning as provided in Section 8.1(g).

“Note” shall mean that certain promissory note evidencing Loans under Section 3.

“Notice of Borrowing” shall have the meaning as provided in Section 4.1.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, a limited liability company, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Rentals” shall mean all fixed rents payable by the lessee for the applicable period exclusive of any amounts required to be paid on account of maintenance, repairs, insurance, taxes, and similar charges. The term “Rentals” shall not include Rentals payable under leases between the Company and any Subsidiary or between any Subsidiaries.

“Revolving Credit Commitment” shall have the meaning as provided in Section 3.1.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

“Secured Debt” shall mean all (a) Funded Debt and Short Term Debt secured by a mortgage, security interest, pledge, or other lien on property or assets or by any title retention agreement, (b) all Funded Debt in respect of Capitalized Leases, and (c) the aggregate amount of uncollected accounts receivable of Company subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected in a manner that would not be reflected on the balance sheet of Company in accordance with GAAP.

“Short-Term Debt” shall mean: (i) Indebtedness of the Company and its Subsidiaries for money borrowed from banks, trust companies and others having a maturity of not more than one year from the date of origin and not extendable or renewable at the option of the obligor; and (ii) guaranties which constitute Indebtedness but not Funded Debt.

“Subsidiary” shall mean any corporation, partnership or other business entity, 80% or more of the outstanding stock of which, or ownership interest in, is owned by the Company, a Subsidiary, the Company and one or more other Subsidiaries or another Subsidiary together with one or more other Subsidiaries (except directors’ qualifying shares, if any), except that the term “Subsidiary” shall not include any Unrestricted Subsidiary.

“Synthetic Lease Obligation” of Company means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of Company which may be classified and accounted for as an operating lease or off-balance sheet liability for accounting purposes but as a secured or unsecured loan for tax purposes under the Internal Revenue Code.

“Termination Date” shall mean July 31, 2007, as such date may be extended upon written request of the Company and with the written consent of the Bank. The Company may request an extension of the Termination Date for the Revolving Credit Commitment on any date during the period commencing July 31, 2004 and ending on July 31, 2005. The Bank shall notify the Company of its decision to extend or not extend the Termination Date not more than 30 days after the date of the Company’s notice. A failure by the Bank to timely notify the Company of its decision shall be deemed a denial of consent. If the Bank consents to a request by the Company for an extension, then the Termination Date shall be extended to July 31 in the year which is 2 years after the Termination Date in effect at the time of the Company’s request.

“Total Capital” shall mean the sum of Total Indebtedness and stockholders’ equity of the Company and its Subsidiaries determined on a consolidated basis, without duplication, in accordance with GAAP.

“Total Indebtedness” shall mean the aggregate amount of Indebtedness of the Company and its Subsidiaries at any given time.

“Unmatured Event of Default” shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Unrestricted Subsidiary” shall mean (i) any corporation, partnership or other business entity that is owned in part by the Company, by Subsidiaries and/or by any other Unrestricted Subsidiaries and does not fall within the definition of “Subsidiary” and (ii) any Subsidiary which the Company may designate as an Unrestricted Subsidiary by at least five days notice to the Bank; provided, however, that the Company may make such designation only if the Company, both immediately before and immediately after the delivery of such designation to the Bank, would have been entitled to create other Funded Debt under Section 7.9 hereof. As of the date hereof, the following are Unrestricted Subsidiaries under clause (i) of this definition: Advantage Technologies, Inc.; Fastening Technologies LLC; Pullmaflex Southern Africa (Proprietary) Limited; Pointe Lookout, L.P. and Webb City Apartments, L.P. As of the date hereof, no Unrestricted Subsidiaries have been designated under clause (ii) of this definition and the Company may not designate any Subsidiary as an Unrestricted Subsidiary under clause (ii) of this definition if, after giving effect to such designation, the total assets of Subsidiaries so designated would exceed 15% of Consolidated Total Assets. No Unrestricted Subsidiary as such shall be subject to any of the provisions of this Agreement. In addition, the Company shall not consolidate or partially consolidate any Unrestricted Subsidiary for purposes of this Agreement notwithstanding Generally Accepted Accounting Principles.

1.2 Accounting Terms and Definitions. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting definitions shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered to the Bank, provided, however, if the Company notifies the Bank that it requests an amendment of any provision hereof to eliminate the effect of any change in GAAP on the operation of such provision, then the Company’s compliance with such provision shall be determined on the basis of GAAP in effect immediately before the requested change, until either such request is withdrawn or such provision is amended in a manner satisfactory to the Company and the Bank.

SECTION 2. REPRESENTATIONS.

2.1 Representations. The Company represents and warrants that as of the date of this Agreement:

(a) Corporate Existence and Power. The Company is a corporation duly incorporated and validly existing under the laws of the State of Missouri, is in good standing therein, is duly qualified to transact business in all places where, in the opinion of the Company, such qualification is necessary, and has corporate power to make this Agreement and to borrow hereunder.

(b) Corporate Authority. The Company possesses all requisite corporate power to execute, deliver, and perform the terms of this Agreement, the Notes, and the other Loan Papers. The making and performance by the Company of this Agreement, the Notes, and the other Loan Papers has been duly authorized by all necessary corporate action and will not violate any provision of law or of its articles or by-laws or result in the breach of, or constitute a default under, any indenture or other material agreement or instrument to which the Company is a party or by which the Company or its property may be bound or affected. No consent, approval or authorization of any governmental entity or other Person is required in connection with Borrower’s execution of this Agreement.

(c) Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2001, and the consolidated statements of income and financial condition of the Company and its Subsidiaries as of said date as heretofore furnished to Bank are complete and accurate in all material respects and fairly present the consolidated financial condition of the Company and its Subsidiaries as of the date of such balance sheet and the results of their operations for the period ending on said date. To the best of the Company’s knowledge and belief, neither the Company nor any of its Subsidiaries had, on December 31, 2001, any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments which are substantial in amount in relation to the consolidated financial condition of the Company and its Subsidiaries, except as referred to or reflected or provided for in said consolidated balance sheet and statement of financial condition as of December 31, 2001. Since said date there has occurred no change in the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(d) Litigation. There are no suits or proceedings pending, or to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(e) Validity and Enforceability. Upon execution and delivery of this Agreement, the Notes and the other Loan Papers, each will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms (subject to limitations as to enforceability which might result from bankruptcy, insolvency or other similar laws affecting creditors’ rights generally or from general principles of equity).

(f) Other Agreements. The terms and provisions of this Agreement are substantially similar to and not less favorable to the Bank than the terms and provisions contained in other Comparable Agreements, a disclosure of all extant Comparable Agreements having been provided to Bank contemporaneously with the execution of this Agreement.

(g) Compliance with ERISA.

(i) The Company and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with such presently applicable provisions.

(ii) Neither the Company nor any member of the Controlled Group has incurred any material withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such material liability is expected to be incurred.

(h) Compliance with Laws; Payment of Taxes. Except where compliance with subsections (i), (ii) and (iii) below, is being contested in good faith through appropriate proceedings or where non-compliance, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries: (i) are in compliance with all applicable laws, regulations and similar requirements of governmental authorities, (ii) have filed all material Federal, state, local and foreign income, excise, property and other tax returns (the “Tax Returns”) which are required to be filed by them, and (iii) have paid all taxes due pursuant to the Tax Returns or pursuant to any assessment received by or on behalf of the Company or any Subsidiary.

(i) Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(k) Ownership of Property. Each of the Company and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business.

(l) Environmental Matters.

(i) Neither the Company nor any Subsidiary is subject to any Environmental Liability which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(ii) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Company’s or any of its Subsidiaries’ properties or are otherwise present at, on, in or under the Company’s or any of its Subsidiaries’ properties, except for Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in compliance with all applicable Environmental Requirements, except where such noncompliance, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(m) Margin Stock. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations T, U or X.

(n) Insurance. The Company and each of its Subsidiaries has (either in the name of the Company or in such Subsidiary’s own name), with reputable insurance companies or associations, insurance in at least such amounts and against at least such hazards as are customary for companies engaged in similar businesses and owning and operating similar properties.

SECTION 3. REVOLVING CREDIT.

3.1 Description of Revolving Credit. Bank agrees, on the terms of this Agreement, to make Loans to Company pursuant to this Section 3 from time to time prior to the Termination Date, at such time or times and in such amounts as to each Loan as Company shall request up to but not exceeding in aggregate principal amount at any one time outstanding the sum of              Million ($            ). The obligation of Bank to make Loans to Company under this Section 3 up to such aggregate amount at any one time outstanding is hereinafter called Bank’s “Revolving Credit Commitment.”

Loans made under this Section 3 shall be evidenced by a promissory note in substantially the form of Exhibit A hereto. The outstanding principal balance of the Note(s) shall bear interest from the date thereof until paid at a varying rate per annum which shall from day to day be equal to the lesser of (a) the maximum rate permitted by applicable law as the same exists from day to day during the term hereof (“Maximum Rate”), or (b) the Elected Interest Rate; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, then any subsequent reduction in the Elected Interest Rate will not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if the rate specified in clause (b) preceding had at all times been in effect. Accrued and unpaid interest shall be due and payable (i) for each ABR Rate Loan, on the last Business Day of each calendar quarter, (ii) for each CD Loan or Eurodollar Loan, on the last day of the Elected Interest Period of each such Loan and, for CD Loans and Eurodollar Loans with a 180-day or 6-month Elected Interest Period, on the 90th day of such Elected Interest Period, and (iii) for each Money Market Loan, on each Friday or the day on which such Loan is paid in full and not replaced by another Money Market Loan, whichever shall first occur. All outstanding principal of all Loans, together with all accrued and unpaid interest thereon, and any other amounts owing to Bank hereunder shall be due and payable on the Termination Date.

3.2 Voluntary Prepayments. Company shall have the right upon one (1) Business Day’s notice to prepay, at any time and from time to time without premium or penalty, the entire unpaid principal balance of any Loan made under this Section 3 or any portion thereof; provided that any partial prepayment hereof shall be in the aggregate principal amount of $250,000 or an integral multiple thereof. However, no prepayment shall be made of Eurodollar, CD or Money Market Loans unless the Company shall reimburse the Bank on demand for any loss incurred or to be incurred by Bank in the reemployment of the funds released by such prepayment. A certificate as to any additional amount payable under this provision submitted by Bank to the Company shall be final and conclusive and binding upon all parties hereto, absent manifest error. Subject to the terms and conditions hereof, Company may borrow, repay and reborrow hereunder.

3.3 Provisions Applying to Loans Under Certain Circumstances.

(a) (i) If any change in applicable law or regulation or in the interpretation thereof by any governmental authority charged with the administration thereof shall make it unlawful for Bank to continue to maintain any Loan at the LIBO Rate or Adjusted CD Rate or to comply with its obligations in connection with the maintenance of any Loan at the LIBO Rate or Adjusted CD Rate as contemplated by this Agreement, then such Loan shall forthwith, upon demand by Bank to Company, bear interest at the Alternate Base Rate, and thereafter the interest rate applicable to such Loan shall be the Alternate Base Rate as the same may change from time to time. Notwithstanding the foregoing, before making any demand upon the Company to change interest on any Loan to the Alternate Base Rate, due to circumstances contemplated by this Section, Bank shall designate a different LIBO lending office if such designation will avoid the need for making such demand, and will not, in the judgment of Bank, be otherwise disadvantageous to Bank.

(ii) If Bank shall have determined (which determination, absent manifest error, shall be final, conclusive and binding on the parties) that adequate and fair means do not exist for determining the LIBO Rate due to changes affecting the London interbank Eurodollar market, or the Adjusted CD Rate, then, until Bank shall determine that adequate and fair means for determining the LIBO

Rate or the Adjusted CD Rate have been reestablished, Bank shall not be obligated to make any new Loans hereunder at the LIBO Rate or the Adjusted CD Rate.

(b) If the adoption after the date of this Agreement of any change in applicable law, rules or regulations or in the interpretation thereof by any governmental authority, central bank or comparable agency charged with the administration thereof shall:

(i) impose, modify or deem applicable any capital adequacy, reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of, or Loans by, or any other acquisition of funds for advances hereunder by Bank; or

(ii) impose on Bank any other condition regarding any Loan; or

(iii) subject Bank (or make it apparent that Bank is subject) to any tax (including without limitation, United States interest equalization tax), levy, impost, duty, charge, fee, deduction or withholding on or from payment due from Company to the extent the LIBO Rate or Adjusted CD Rate is elected by Company hereunder from time to time, other than income and franchise taxes of the United States and its political subdivisions; or

(iv) change the basis of taxation of payments due from Company to Bank (other than by a change in the statutory rate of taxation of the overall income of Bank);

and the result of any of the foregoing is to increase the cost to Bank of making or maintaining any Loan or to reduce the amount of principal and/or interest received by Bank or the rate of return on Bank’s capital as a consequence of its obligations hereunder to a level below that which Bank would have achieved but for such adoption, then upon written notice from Bank to Company, the Company shall pay to Bank on the last day of each Interest Period with respect to each affected Loan, the amount of such increased cost, reduction in principal and/or interest or rate of return on Bank’s capital, such payment to be in addition to any amounts otherwise owing by the Company to Bank.

In no event shall the Bank’s demand for payment by the Company under this Section 3.3(b) relate or pertain to a period more than 60 days prior to the date of the Bank’s demand unless the demand is made in connection with a law, regulation, interpretation, directive or request having a retroactive effective date. In such instance, the demand may cover the period beginning with the retroactive effective date. The Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this Section 3.3(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods. If, following any demand by the Bank under this Section 3.3(b), the item for which such demand by the Bank was made is changed to reduce or eliminate the effect on the Bank, Bank shall promptly so inform the Company and equitably reduce any amounts thereafter payable by the Company under this Section 3.3(b).

(c) Company shall also pay Bank on each date on which accrued and unpaid interest is due and payable hereunder the cost to Bank, as determined in good faith by and evidenced by an explanatory notice delivered to Company by Bank, of complying to such date with any reserve, special deposit or similar requirements (including, but not limited to, state law requirements and regulations K and D of the Board of Governors of the Federal Reserve System of the United States) imposed or deemed applicable against foreign assets held by, or deposits in or for the account of, or Loans by, or any other acquisition of funds for advances hereunder by Bank (including any reserve requirement imposed on Eurocurrency liabilities) by any governmental authority in the United States charged with the administration of such requirements.

(d) Company will with respect to any Eurodollar Interest Period and any CD Interest Period pay to Bank all amounts of principal, interest, fees and other amounts payable under any Loan at the LIBO Rate and Adjusted CD Rate free and clear of and without deduction for any and all taxes. In addition, in connection with this transaction, at the written request of Bank, Company will pay any United States interest equalization or similar taxes and any stamp or other taxes with respect to the preparation, execution, delivery, registration, performance and enforcement of such Loan. If Company shall not have paid such taxes within ten (10) Business Days after Bank’s request, Bank may effect such payment to the applicable taxing authority and Company will, upon written demand by Bank, reimburse Bank for such payments, together with any interest and penalties in connection therewith, plus interest thereon at the Federal Funds Effective Rate plus  1/2 of 1%; provided that if the Company does not effect such reimbursement within ten (10) days of Bank’s notice to the Company hereunder, interest on such payment shall accrue at the rate applicable hereunder to overdue amounts of principal from and after such date.

(e) If Company is required to make payment to Bank pursuant to this Section 3.3, Bank may not receive payment more than once for the same event solely because such payment is required pursuant to more than one of paragraphs (a) through (d) of this Section 3.3.

(f) Should Company make any direct payment of taxes pursuant to Paragraph (d) above without specific request having been made therefor by Bank, Company will give to Bank written notice of such payment together with receipts from the taxing authority showing such taxes to be paid in full.

(g) Company shall have no right to change the Elected Interest Rate prior to the expiration of any Eurodollar Interest Period or any CD Interest Period.

Notwithstanding anything to the contrary contained herein, no provisions of this Agreement or of any Note shall require the payment or permit the collection of interest in excess of the maximum rate permitted by applicable law. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Agreement or otherwise in connection with a loan transaction, the provisions of this paragraph shall govern and prevail, and neither Company nor the sureties, guarantors, successors or assigns of Company shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the maximum rate of interest permitted by applicable law shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of Indebtedness of the Loans; and, if the principal amount hereof and all other amounts owing to Bank hereunder have been paid in full, any remaining excess shall forthwith be paid to Company.

Bank shall use reasonable efforts to avoid or to minimize, as the case may be, the payment by the Company of additional amounts under this Section 3.3, or the subjecting of any payment by the Company to any withholding tax, or a mandatory prepayment or conversion of any loans to the Company bearing a LIBO or Adjusted CD Rate. Bank shall, as promptly as practicable, notify the Company of the existence of any event which will require payment by the Company of any such additional amount under this Section or the subjecting of any payment by the Company to any withholding tax, provided that the foregoing shall not in any way affect the rights of the Bank or the obligations of the Company under this Agreement.

3.4 Fees. (a) Facility Fee. Company will pay to Bank a facility fee for the Revolving Credit Commitment which will accrue at a rate per annum equal to the from time to time Applicable Rate. The obligation of the Company to pay the facility fee will commence to accrue on the date hereof and will continue through the Termination Date. The amount of the facility fee for each calendar quarter shall be calculated as of the first day of the next succeeding calendar quarter (except that upon termination of the Agreement such fees will be calculated as of the Termination Date). The facility fee will be due and payable on the tenth Business Day of each calendar quarter in arrears pursuant to the terms hereof, and on the Termination Date.

(b) Utilization Fee. With respect to every day, if any, on which the sum of all outstanding Loans is equal to or greater than 50% of the aggregate amount of the Revolving Credit Commitment then in effect, Company will pay to Bank a utilization fee based on the daily aggregate amount of the Revolving Credit Commitment, calculated on a daily basis and payable on the tenth Business Day of each calendar quarter in arrears and on the Termination Date, at a rate per annum equal to the from time to time Applicable Rate.

3.5 Reduction of the Revolving Credit Commitment. Company may, at any time and from time to time, upon three (3) Business Days’ notice to Bank, reduce the Revolving Credit Commitment down to an amount not less than the aggregate amount of all Loans then outstanding under the Revolving Credit Commitment, or terminate the Revolving Credit Commitment if no Loans are then outstanding, provided that all amounts of principal in excess of the reduced Revolving Credit Commitment and accrued interest, facility fee or any other amounts owing to Bank hereunder have been paid. Each reduction of the Revolving Credit Commitment shall be in an aggregate amount of $100,000 and integral multiples thereof. The Revolving Credit Commitment, once reduced, may not be reinstated.

SECTION 4. MANNER OF BORROWING.

4.1 Borrowing Procedure. Company shall give Bank reasonable notice (which in the case of a Money Market Loan, CD Loan or ABR Loan shall be by 12:00 noon New York time on the day of borrowing, and in the case of a Eurodollar Loan shall be by the close of business at least three (3) Business Days prior to the day of borrowing) specifying the amount and date of borrowing, the Elected Interest Rate and the Elected Interest Period. Such notice (the “Notice of Borrowing”) may be given by letter, telecopier or telephone by an authorized representative of the Company deemed by Bank in its reasonable judgment to be authorized. Notice by telephone must be confirmed in writing promptly thereafter. On the date specified in the Notice of Borrowing, Bank shall make the borrowed funds available to Company. Each Eurodollar Loan and each CD Loan hereunder shall be in an amount at least equal to One Million Dollars ($1,000,000).

4.2 Expiration of Elected Interest Periods. If Company fails to notify Bank of a new Elected Interest Rate and Elected Interest Period not later than 12:00 noon New York time on the expiration date of an Elected Interest Period (only in the case of a Eurodollar Loan, by the close of business three (3) Business Days prior to such expiration date with respect to such Eurodollar Loan), the Company shall be deemed to have chosen the Alternate Base Rate or the Money Market Rate for a one day Money Market Interest Period, whichever is then lower as the Elected Interest Rate to be effective immediately upon the expiration of such Interest Period.

SECTION 5. PAYMENTS.

5.1 Payments. All payments of principal, interest, fees and other charges hereunder will be made in lawful money of the United States of America in immediately available funds prior to 2:00 p.m. Central Time on the due date. Interest on the Notes and other charges will be calculated on the basis of actual days elapsed over a year of 360 days. If any principal of or interest on any Note falls due on a Saturday, Sunday or legal holiday at the place of payment, then such due date will be extended to the next succeeding full Business Day at such place and interest will be payable in respect of such extension.

SECTION 6. CONDITIONS OF LENDING.

6.1 Initial Loan. The obligation of Bank to make the initial loan to be made by it hereunder is subject to the following conditions precedent:

(a) Signatures. The Company shall have certified to Bank the name and signature of each officer of the Company authorized to sign this Agreement and the Notes and borrow hereunder, and how many officers are required to sign each Note or Notes. Bank may conclusively rely on such certification until it receives notice in writing to the contrary.

(b) Opinion of Company Counsel. Bank shall have received from the general counsel to the Company a favorable written opinion, reasonably satisfactory to Bank and its counsel, as to: (i) matters concerning the Company and the Subsidiaries referred to in Sections 2.1(a) and 2.1(b) (as at the time of the making of the initial loan hereunder); (ii) the due authorization, execution and delivery by the Company hereof and of the Notes and the validity and enforceability thereof in accordance with their respective terms (subject to limitations as to enforceability which might result from bankruptcy, insolvency or other similar laws affecting creditors’ rights generally or from general principles of equity); (iii) the necessity of any authorization or approval by any public regulatory body of the transactions contemplated hereby and as to the sufficiency of any which have been obtained; (iv) the absence of any requirement for consent, and the nonexistence of any default, by reason of the transactions contemplated hereby, under (A) any credit agreements, indentures, guaranties, and other instruments in respect of borrowed money or (B) purchase agreements, in each case to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary may be bound or affected; and (v) litigation and proceedings affecting the Company or any Subsidiary as contemplated by Section 7.7.

(c) Proof of Corporate Action. Bank shall have received certified copies of all corporate action taken by the Company to authorize the execution, delivery and performance of this Agreement and the Notes and borrowings hereunder, and such other papers as Bank shall reasonably require.

(d) Loan Documents. Bank shall have received from the Company duly executed originals of this Agreement and the Notes.

(e) Notice of Borrowing. Bank shall have received a Notice of Borrowing.

6.2 Each Loan. The obligation of Bank to make the Loans to be made by it under Section 3 (including the initial Loan) is subject to the following conditions precedent: No Event of Default specified in Section 8 below and no Unmatured Event of Default shall have occurred and be continuing; the representations and warranties of the Company in Section 2.1 shall be true on and as of the date of making of such Loan with the same force and effect as if made on and as of such date; and the Treasurer or other officer of the Company shall have certified to all of the foregoing to the Bank.

SECTION 7. COMPANY COVENANTS.

From the date hereof, and so long as the Revolving Credit Commitment shall be outstanding, and until the payment in full of all Notes outstanding hereunder and the performance of all other obligations of the Company hereunder, the Company:

7.1 Corporate Existence. Will preserve its corporate existence and cause each Subsidiary to preserve its corporate existence, unless the corporate existence shall be discontinued as a result of a merger, consolidation or other transaction permitted pursuant to Section 7.11 hereof, or unless the Company shall divest itself of the properties of any Subsidiary pursuant to Section 7.4 or Section 7.11 hereof.

7.2 Insurance. Will maintain, and will cause each Subsidiary to maintain, insurance coverage by reputable insurance companies or associations, in such forms and amounts and against such hazards, as are customary for companies engaged in similar businesses and owning and operating similar properties.

7.3 Taxes, Claims for Labor and Materials; Compliance with Laws. (a) Will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, and all trade accounts payable in accordance with usual and customary business terms and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of the Company or any Subsidiary; provided that, the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy or claim if the validity thereof shall concurrently be contested in good faith by appropriate proceedings, and if the Company or such Subsidiary shall set aside on its or their books such reserves, if any, deemed by it or them to be adequate with respect thereto, and further provided that, no such payment or discharge of any such tax, assessment, charge, levy, account payable or claim shall be required in respect of a Subsidiary to the extent that such Subsidiary’s assets are insufficient for such purpose so long as such tax, assessment, charge, levy, account payable or claim is not imposed upon or does not become a liability of the Company.

(b) Will comply and will cause each Subsidiary to comply, in all material respects and where the failure to comply could reasonably be expected to have a Material Adverse Effect, with (i) ERISA, (ii) the Federal Occupational Safety and Health Act of 1970 and the rules and regulations thereunder, (iii) all governmental consumer protection laws and regulations, (iv) all governmental equal employment practice requirements and (v) all other laws, rules, regulations and orders to which it is subject.

(c) Will comply, and will cause each Subsidiary to comply, in all material respects and when the failure to comply would have a Material Adverse Effect, with all applicable Environmental Requirements and Environmental Judgments and Orders.

7.4 Maintenance, Etc. Will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its and their operating properties (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals, and additions so that at all times the efficiency thereof shall be maintained, and will maintain, and cause each Subsidiary to maintain, franchises, licenses and permits necessary for the conduct of their respective businesses; provided, however, the Company and its Subsidiaries shall, notwithstanding the foregoing, have the right to sell, abandon or dispose of, property or other assets which in the reasonable judgment of the Company or the Subsidiary are no longer useful or of productive value or which may be advantageously sold, abandoned or otherwise disposed of in the proper conduct of the business of the Company (or any Subsidiary), and shall have the right to terminate the corporate existence of any Subsidiary or any right, franchise or privilege of the Company or any Subsidiary if, in the judgment of the Company, it shall be or become no longer advantageous to maintain the same.

7.5 Character of Business. Will continue to carry on substantially the same type of business carried on during the fiscal year ended December 31, 2001, and businesses reasonably related thereto; and will not engage in any business which would materially change the type of business previously conducted on a consolidated basis.

7.6 Financial Information and Reports. Will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in accordance with Generally Accepted Accounting Principles consistently applied, and will furnish Bank:

(a) Within 60 days after the end of each quarterly period, except the last, of each fiscal year, its quarterly report on Form 10-Q as prescribed by and filed with the Securities and Exchange Commission (or any successor agency).

(b) Within 120 days after the last day of each fiscal year, its annual report on Form 10-K as prescribed by and filed with the Securities and Exchange Commission (or any successor agency).

(c) Within the periods provided in paragraphs (a) and (b) above, the written statement of the Company, signed by the principal financial officer, showing the calculations necessary to determine compliance with this Agreement and stating that the signer thereof has re-examined the terms and provisions of this Agreement and at the date of said statement neither the Company nor any Subsidiary is in default in the fulfillment of any of the terms, covenants, provisions, and conditions hereof and that no Event of Default or Unmatured Event of Default has occurred, or if the signer is aware of any such Event of Default or Unmatured Event of Default, he shall disclose in such statement the nature thereof.

(d) Within the period provided in paragraph (b) above, the written statement of such accountants that in making the examination necessary to their certification of such audit report they have obtained no knowledge of any event of default, or event which with the lapse of time or giving of notice, or both, would become an event of default, set forth in Section 8.1, or if such accountants shall have obtained knowledge of any such default or event of default, they shall disclose in such statement the default or defaults and the nature thereof.

(e) Within fifteen (15) Business Days after the Company becomes aware of the occurrence of any Unmatured Event of Default or Event of Default, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto.

(f) As soon as available, each Current Report on Form 8-K as prescribed by and filed with the Securities and Exchange Commission (or any successor agency).

(g) Promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed.

(h) Such additional information as Bank may reasonably request concerning the Company and its Subsidiaries.

7.7 Litigation. Will promptly give notice in writing to Bank of all litigation and of the proceedings before any governmental or regulatory agencies affecting the Company or any Subsidiary, which litigation or proceeding is required to be reported on a Form 10-Q or Form 10-K of the Securities and Exchange Commission (as such Form and requirements pertinent thereto are in effect on the date hereof), or which litigation or proceeding involves the reasonable likelihood of or has resulted in a determination of uninsured liability of the Company or any Subsidiary in excess of $40,000,000.

7.8 Inspection of Properties and Records. Will permit Bank to visit, at its own expense, the offices and properties of the Company and any Subsidiary and examine the books of account and discuss the affairs, finances and accounts of such firms with the officers thereof at reasonable times and with reasonable prior notice.

7.9 Restriction on Funded Debt and Short-Term Debt. Will not, and will not permit any Subsidiary to, create, guarantee, assume, permit to exist, or become liable, directly or indirectly, in respect of any Funded Debt or Short-Term Debt other than:

(a) The Notes and other promissory notes (not to exceed $400,000,000 in principal amount) delivered by the Company under documents comparable in purpose to this Agreement.

(b) Funded Debt and Short Term Debt outstanding on the date of this Agreement.

(c) Funded Debt of Subsidiaries to the Company or to other Subsidiaries and Funded Debt of the Company to Subsidiaries.

(d) Other Funded Debt and Short-Term Debt (including Secured Debt) of the Company and Subsidiaries, provided that at the time of issuance or incurrence and immediately after giving effect thereto and to the application of the proceeds thereof:

(i) Total Indebtedness shall not exceed 50% of Total Capital;

(ii) in the case of Secured Debt, the principal amount of Secured Debt shall not exceed 15% of Consolidated Total Assets; and

(iii) Consolidated Net Income for the immediately preceding fiscal year as well as average Consolidated Net Income for the three immediately preceding fiscal years are at least 10.0% of the aggregate principal amount of all Funded Debt.

Notwithstanding anything provided by this Agreement, but subject to such limitations as to amount provided by this Section 7.9, the Company and its Subsidiaries shall be entitled to execute and deliver guarantees of all types guaranteeing the obligations of any and all Persons irrespective of whether such Persons may be the Company, Subsidiaries, Unrestricted

Subsidiaries, employees, suppliers, subcontractors, or others. All guarantees given by the Company and its Subsidiaries pursuant to this Agreement shall constitute Indebtedness to the extent provided in the definition of “Indebtedness” set out in Section 1.

7.10 Mortgages and Liens. Will be permitted to create, incur or permit to exist any mortgage, pledge, encumbrance, lien, security interest, security device, or charge of any kind (including liens or charges upon properties acquired or to be acquired under conditional sales agreements or other title retention devices), collectively “Liens”, on the property of the Company or any Subsidiary, whether now owned or hereafter acquired, or upon any income or profits therefrom; provided, however, that at the time of the creation of each Lien and immediately after giving effect thereto and to the application of any proceeds of the Indebtedness secured thereby, the aggregate outstanding principal Indebtedness then secured by all Liens shall not exceed 15% of Consolidated Total Assets.

Without limitation of the independent application and effect of this Section 7.10, it is expressly agreed and understood that Liens permitted by this Section 7.10 are and shall be permitted only upon the express condition that the obligations so secured do not violate the applicable provisions of Section 7.9.

7.11 Merger; Sale of Assets.

(a) Merger and Consolidation. Will not, and will not permit any Subsidiary to, merge or consolidate with any other corporation, except that:

(i) Any Subsidiary may be merged into a wholly-owned Subsidiary or into the Company;

(ii) the Company shall be permitted to merge into a wholly-owned Subsidiary of the Company in order to change the Company’s state of incorporation provided that immediately after the consummation of the transaction and after giving effect thereto no Event of Default or Unmatured Event of Default would exist hereunder; and

(iii) the Company shall be permitted to merge or consolidate with another corporation or other entity provided that the Company is the surviving corporation and if immediately after the consummation of the transaction and after giving effect thereto no Event of Default or Unmatured Event of Default would exist hereunder.

(b) Sale of Assets. Will not, and will not permit any Subsidiary to sell, lease or transfer, or otherwise dispose of all or a substantial part of its assets (other than products sold in the ordinary course of business), except that (i) any Subsidiary may sell, lease, transfer, or otherwise dispose of any of its assets to the Company or a wholly-owned Subsidiary, (ii) the Company may dispose of its assets or the stock or assets of a Subsidiary if required to do so by a final court order, and (iii) the foregoing limitation on the sale, lease, transfer or other disposition of assets shall not prohibit during any fiscal quarter, a sale, lease, transfer or other disposition of assets unless the aggregate assets to be so sold, leased, transferred or otherwise disposed, when combined with all other assets sold, leased, transferred or otherwise disposed, during such fiscal quarter and the immediately preceding 3 fiscal quarters, constituted more than 15% of Consolidated Total Assets at the end of the most recent fiscal year immediately preceding such fiscal quarter.

As used herein, a “substantial part” of the assets of the Company or any Subsidiary shall mean an amount equal to 15% or more of Consolidated Total Assets as of the fiscal year-end immediately preceding the sale, lease, transfer, or other disposition in question (without giving effect to such sale, lease, transfer, or other disposition in question).

If the Company requests Bank to consent to any merger, consolidation or disposal of assets not permitted by this Section 7.11 and if Bank does not give such consent, then notwithstanding any other provisions hereof, the Company, at its option, may prepay all (but not less than all) Indebtedness then due under the Notes without any prepayment penalty, premium or other charge imposed for prepayment, except if any prepayment is made prior to the end of any applicable Eurodollar or CD Interest Period, the Company shall reimburse the Bank on demand for any loss incurred or to be incurred by the Bank in the reemployment of the funds released by such prepayment.

7.12 Multiemployer Plans. Will not permit the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the Company and members of the Controlled Group to exceed $25,000,000 at any time. For purposes of this Section 7.12, the amount of withdrawal liability of the Company and members of the Controlled Group at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof which the Company and members of the Controlled Group have paid or as to which the Company reasonably believes, after appropriate consideration of possible adjustments arising under Sections 4219 and 4221 of ERISA, it and members of the Controlled Group will have no liability, provided that the Company shall obtain prompt written advice from independent actuarial consultants supporting such determination.

7.13 Other Agreements. Will not, and will not permit any Subsidiary to, enter into any Comparable Agreement, unless, concurrent with entering into such revolving credit agreement, the Company agrees to amend this Agreement (or amend any Comparable Agreement in such manner) in order to cause the terms and provisions of this Agreement to be substantially similar to and not less favorable to the Bank than such new or amended Comparable Agreement.

7.14 Ratio of Total Indebtedness to Total Capital. Will maintain a ratio of Total Indebtedness to Total Capital of not more than 0.50 to 1.00.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES THEREFOR.

8.1 Events of Default. If any one of the following events of default shall occur and be continuing, namely:

(a) The Borrower shall fail to pay when due (i) any principal of any Loan or any Loan outstanding under the 364-Day Agreement, or (ii) shall fail to pay any interest on any Loan or on any Loan outstanding under the 364-Day Agreement within five (5) Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five (5) Business Days after such fee or other amount becomes due; or

(b) Any bond, debenture, note, or other similar evidence of indebtedness of the Company or any Subsidiary shall become due before stated maturity by the acceleration of the maturity thereof by reason of default or shall become due by its terms and shall not be promptly paid or extended in either case where such evidence of indebtedness exceeds Twenty-Five Million Dollars ($25,000,000) in the aggregate; or

(c) Any representation or warranty made by the Company in Section 2 of this Agreement or contained in any certificate delivered pursuant hereto shall prove to have been incorrect in any material respect as of the date made; or

(d) Default by the Company in the performance of any other agreement or covenant herein which shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Company by Bank or by the Company to the Bank; or

(e) The Company or any Subsidiary shall:

(i) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of its property;

(ii) be unable, or admit in writing inability, to pay its debts as they mature;

(iii) make a general assignment for the benefit of creditors;

(iv) be adjudicated bankrupt or insolvent; or

(v) file a voluntary petition in bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceedings, or corporate action shall be taken by it for the purpose of effecting any of the foregoing; or

(f) An order, judgment or decree shall be entered, without the application, approval or consent of the Company or any Subsidiary, by any court or governmental agency of competent jurisdiction, approving a petition seeking reorganization of the Company or such Subsidiary, or appointing a receiver, trustee or liquidator or the like of the Company or such Subsidiary, of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed or in effect for any period of sixty (60) consecutive days (provided that Bank shall not be required to make new Loans during such sixty (60) day period); or

(g) Any judgment, writ or warrant of attachment or of any similar process in an uninsured amount in excess of Forty Million Dollars ($40,000,000) in any single proceeding or series of related proceedings shall be entered or filed against the Company or any Subsidiary or against any property or assets of either and remains unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days (provided that Bank shall not be required to make new Loans during such sixty (60) day period). As used in paragraphs (f), (g) and (h) of this Section 8.1, the term “Subsidiary” shall be limited to those Subsidiaries, standing alone or in the aggregate, whose capital surplus and retained earnings (“Net Worth”) on an unconsolidated basis are at that time equal to 10% or more of the consolidated Net Worth of the Company and its Subsidiaries; or

(h) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the voting stock of the Company; or (ii) as of any date a majority of the Board of Directors of the Company consists of individuals who were not either (A) directors of the Company as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (A) and individuals described in clause (B).

Thereupon, in any such case Bank may, by written notice to the Company, terminate the Revolving Credit Commitment, declare the principal of and interest on the Notes and all other amounts owing to Bank hereunder to be forthwith due and payable, whereupon any Notes so affected and all other amounts owing to Bank hereunder will become forthwith due and payable, without protest, presentment, notice or demand, all of which are expressly waived by the Company. Notwithstanding the above, the occurrence of any Event of Default as defined in Section 8.1(e) and Section 8.1(f) hereof shall automatically terminate the Revolving Credit Commitment, and cause the principal of and interest on the Notes and all other amounts owing to Bank hereunder to be immediately due and payable, all without any election or action on the part of the Bank.

8.2 Waivers, Etc. Bank reserves the right to amend, modify, waive, and forgive any breach of or violation of, present or later agreed upon covenants or provisions of this Agreement.

SECTION 9. NOTICES.

9.1 Notices. All notices, requests and demands shall be in writing or by telecopier and will be given to or made upon the respective parties hereto at their respective addresses specified in the first paragraph hereof or, as to either party, at such other address as may be designated by it in a written notice to the other. All notices, requests, consents, and demands hereunder, if mailed or sent by overnight courier and properly addressed with postage prepaid, will be effective when duly deposited in the mails or deposited with the overnight courier service.

SECTION 10. MISCELLANEOUS.

10.1 Waivers, Etc. No failure on the part of Bank to exercise and no delay in exercising any right hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

10.2 Expenses and Indemnification. The Company will pay, whether or not any Loan is made hereunder:

(a) All reasonable out-of-pocket expenses of Bank in connection with the preparation, execution and delivery hereof and of the Notes and the making of Loans hereunder.

(b) The reasonable fees of counsel to the Bank in the preparation of this Agreement.

(c) All taxes, if any, upon any documents or transactions pursuant hereto.

(d) All expenses and costs of collection and enforcement of remedies (including reasonable counsel fees) if default is made in the payment of any Note or Notes or of any obligation created by or pursuant to this Agreement.

The Company agrees to defend and indemnify Bank against, and to hold Bank harmless from, any loss, liability, damage, claim, cost, or expense (including costs of defending against claims of liability) for which Bank is liable to a third party relating to or arising out of this Agreement or any other Loan Paper, any other documents executed and delivered in connection herewith or therewith, or the use or intended use of the proceeds of any Loan hereunder (collectively, the “indemnified liabilities”); provided that Company shall have no obligation to Bank hereunder with respect to ordinary loan administration expenses or indemnified liabilities arising from the gross negligence or willful misconduct of Bank. Bank agrees to notify the Company within fifteen (15) Business Days of engaging counsel or incurring any other expense in defense of any claim that might result in an indemnified liability.

10.3 Agreement of Non-U.S. Bank. If Bank is not incorporated under the laws of the United States of America or a state thereof, Bank agrees that it will, not less than ten (10) Business Days after the date of this Agreement, deliver to the Company a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Bank further undertakes to deliver to the Company (a) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (b) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonable requested by the Company. All forms or amendments described in the preceding sentence shall certify that Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent Band from duly completing and delivering any such form or amendment with respect to it and Bank advised the Company that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

10.4 Successors and Assigns; Survival of Representations. This Agreement and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder, except that the Company shall not assign its rights under any of the Loan Papers without the prior written consent of the Bank. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto shall survive the borrowings under the Revolving Credit Commitment and shall continue until the payment in full of the Notes.

10.5 Assignments and Participations. After the date of this Agreement and subject to the prior written consent of the Company, such consent not to be unreasonably withheld by the Company, Bank may assign to one or more banks or other entities a constant percentage of all Loans made to the Company under this Agreement, in which event such assignee shall share the rights and benefits of the Bank hereunder with respect to such Loans. Notwithstanding anything to the contrary, the Bank shall not be required to obtain the consent of the Company for any such assignment if (a) the assignee is an agency, department, board, governmental body or subdivision of the United States of America (a “Federal Assignee”), or (b) an Event of Default has occurred and is continuing. Subject to the prior written consent of the Company, such consent not to be unreasonably withheld by the Company, Bank also may sell to one or more banks or other entities participations in any Loan or Loans made to the Company under this Agreement with such consent not required if an Event of Default has occurred and exists at the time of such participation. Notwithstanding anything to the contrary, the Bank shall not be required to obtain the consent of the Company with regard to any sale of a participation to a Federal Assignee. The holder of any such participation shall not share any rights or benefits of the Bank under this Agreement and the Company shall not have any direct or indirect contractual obligations to such participant. If the Company consents to an assignment or participation (or if no consent is required) or to Bank’s solicitation of a prospective assignee or participant, Bank may thereafter deliver to such assignee or participant any information concerning the Company given by the Company to Bank under this Agreement; provided, however, that Bank must first obtain from such assignee or participant (or prospective assignee or participant) a written agreement to maintain the confidentiality of any non-public information concerning the Company. The Company will have no obligation to pay or reimburse any costs or expenses associated with any such assignments or participations. The Company hereby grants its consent to Bank’s sale of participations to bank subsidiaries of Bank’s parent company.

10.6 Governing Law. This Agreement and the Notes will be construed in accordance with and governed by the laws of the State of                      and the applicable laws of the United States of America.

10.7 Exhibits. The form of the Note is attached hereto as Exhibit A.

10.8 Waiver of Jury Trial. EACH OF THE BANK AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF,

UNDER OR IN CONNECTION WITH THE LOAN PAPERS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, THE COMPANY HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE BANK, OR THE BANK, OR COUNSEL TO THE BANK, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE COMPANY ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY INTER ALIA, THE PROVISIONS OF THIS SECTION 10.8.

10.9 Integration; Amendment and Waiver. This Agreement and the Exhibit annexed to this Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersede all prior agreements and understanding between the Bank and the Company relating to the subject matter hereof. This Agreement may not be amended, modified or waived orally but only by a written agreement executed by the Company and the Bank.

10.10 Oral Agreements. Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect you (Company) and us (Bank) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ATTEST:	LEGGETT & PLATT, INCORPORATED

By:	By:
Name:	Name:
Title:	Title:

[BANK NAME]

By:
Name:
Title:

EXHIBIT A

PROMISSORY NOTE

$	[Date]

FOR VALUE RECEIVED, the undersigned, LEGGETT & PLATT, INCORPORATED, a Missouri corporation (“Company”), hereby promises to pay to the order of                      (“Bank”) at its offices at                     , on July 31, 2007 (or such later “Termination Date” as defined in the Loan Agreement) in lawful money of the United States of America, the principal sum of                      Million Dollars ($                    ) or, if less, the aggregate principal amount of Loans to Company outstanding under the Revolving Credit Agreement dated as of August 23, 2002 between Company and Bank. Such Loan Agreement, as the same may hereafter be amended or modified from time to time, is hereinafter referred to as the “Loan Agreement.”

The terms and conditions of the Loan Agreement are hereby incorporated herein by reference and all capitalized terms used herein shall be deemed to have the meanings set out in the Loan Agreement.

Company shall pay to Bank interest on the outstanding principal amount hereof as set forth in the Loan Agreement and particularly Section 3.1 thereof.

All past due principal and interest shall bear interest at 2% above the Alternate Base Rate, as the same exists from time to time, not to exceed the Maximum Rate, and shall be payable upon demand.

Company hereby authorizes Bank to endorse Schedule I attached hereto and made a part hereof with respect to each Loan made under Bank’s Revolving Credit Commitment. Company hereby agrees that failure by Bank to so endorse Schedule I shall not limit or affect the obligations of Company under this Note or the Loan Agreement.

All parties hereto, whether as maker, endorser, surety or guarantor, expressly waive presentment, demand for payment, notice of dishonor, protest and notice of protest.

LEGGETT & PLATT, INCORPORATED

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I TO PROMISSORY NOTE

DATE	AMOUNT OF LOAN	ELECTED INTEREST RATE	ELECTED INTEREST PERIOD	AMOUNT OF PRINCIPAL PAYMENT	AMOUNT OF INTEREST PAYMENT	BALANCE OF PRINCIPAL UNPAID	NOTATION MADE BY

AMENDMENT NO. 1 TO REVOLVING CREDIT AGREEMENT

(5-Year Facility)

THIS AMENDMENT NO. 1 TO REVOLVING CREDIT AGREEMENT (this “Amendment”) is entered into as of August 22, 2003 between LEGGETT & PLATT, INCORPORATED, a Missouri corporation, having its principal office at No. 1 Leggett Road, Carthage, Missouri 64836 (“Company”) and                     , having its principal office at                                          (“Bank”).

WHEREAS, the parties have executed and delivered that certain Revolving Credit Agreement, dated as of August 23, 2002 (the “Revolving Credit Agreement”);

WHEREAS, the Company has requested and the Bank has agreed that the Revolving Credit Agreement be amended as herein provided;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

A. Amendment to Certain Definitions contained in Section 1.1.

1. The definition of “Termination Date” is hereby amended and restated in its entirety as follows:

“Termination Date shall mean July 31, 2008, as such date may be extended upon written request of the Company and with the written consent of the Bank. The Company may request an extension of the Termination Date for the Revolving Credit Commitment on any date during the period commencing July 31, 2005 and ending on July 31, 2006. The Bank shall notify the Company of its decision to extend or not extend the Termination Date not more than 30 days after the date of the Company’s notice. A failure by the Bank to timely notify the Company of its decision shall be deemed a denial of consent. If the Bank consents to a request by the Company for an extension, then the Termination Date shall be extended to July 31 in the year which is 2 years after the Termination Date in effect at the time of the Company’s request.”

B. Miscellaneous.

B.1	Upon and after the effective date hereof, each reference to the Revolving Credit Agreement in the Revolving Credit Agreement shall mean and be a reference to the Revolving Credit Agreement as amended by this Amendment.

B.2	Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Revolving Credit Agreement.

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B.3	Except as specifically amended herein, the Revolving Credit Agreement shall remain in full force and effect and is hereby ratified and affirmed.

B.4	This Amendment and the Revolving Credit Agreement will be construed in accordance with and be governed by the laws of the State of and the applicable laws of the United States of America.

B.5	This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document. Delivery of this Amendment may be made by telecopy of a duly executed counterpart copy hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

ATTEST:	LEGGETT & PLATT, INCORPORATED

By:	By:
Name:	Name:
Title:	Title:

[BANK NAME]

By:
Name:
Title:

2

AMENDMENT NO. 2 TO REVOLVING CREDIT AGREEMENT

(5-Year Facility)

THIS AMENDMENT NO. 2 TO REVOLVING CREDIT AGREEMENT (this “Amendment”) is entered into as of August 27, 2004 between LEGGETT & PLATT, INCORPORATED, a Missouri corporation, having its principal office at No. 1 Leggett Road, Carthage, Missouri 64836 (“Company”) and                     , having its principal office at                                          (“Bank”).

WHEREAS, the parties have executed and delivered that certain Revolving Credit Agreement, dated as of August 23, 2002, as amended August 22, 2003 (the “Revolving Credit Agreement”);

WHEREAS, the Company has requested and the Bank has agreed that the Revolving Credit Agreement be amended as herein provided;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

A. Amendment to Certain Definitions contained in Section 1.1.

1. The definition of “364-Day Agreement” is hereby deleted in its entirety.

2. The definition of “Applicable Rate” is hereby amended and restated in its entirety as follows:

“Applicable Rate“ means, for any day, with respect to any Loan, with respect to the facility fees payable hereunder, and with respect to the utilization fees, if any, payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “LIBO Spread” (“LIBO Spread”), “Facility Fee Rate” or “Utilization Fee Rate”, as the case may be, based upon the higher of the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt.

Index Debt Ratings S&P/Moody’s	LIBO Spread	Facility Fee Rate	Utilization Fee Rate
Level 1 A or A2 or above	0.32%	0.07%	0.15%
Level 2 A- or A3	0.40%	0.10%	0.20%
Level 3 BBB+ or Baa1	0.50%	0.15%	0.25%
Level 4 BBB or Baa2	0.575%	0.20%	0.30%
Level 5 Lower than BBB and Baa2, or unrated	0.725%	0.25%	0.35%

For purposes of the foregoing, if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be

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effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Bank shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

3. The definition of “Termination Date” is hereby amended and restated in its entirety as follows:

“Termination Date” shall mean July 31, 2009, as such date may be extended upon written request of the Company and with the written consent of the Bank.

4. Section 2.1(c), “Financial Condition” is hereby amended and restated in its entirety as follows:

(c)	Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2003, and the consolidated statements of income and financial condition of the Company and its Subsidiaries as of said date as heretofore furnished to Bank are complete and accurate in all material respects and fairly present the consolidated financial condition of the Company and its Subsidiaries as of the date of such balance sheet and the results of their operations for the period ending on said date. To the best of the Company’s knowledge and belief, neither the Company nor any of its Subsidiaries had, on December 31, 2003, any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments which are substantial in amount in relation to the consolidated financial condition of the Company and its Subsidiaries, except as referred to or reflected or provided for in said consolidated balance sheet and statement of financial condition as of December 31, 2003. Since said date there has occurred no change in the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5. The first paragraph of Section 3.1, “Description of Revolving Credit” is amended and restated in its entirety as follows:

Description of Revolving Credit. Bank agrees, on the terms of this Agreement, to make Loans to Company pursuant to this Section 3 from time to time prior to the Termination Date, at such time or times and in such amounts as to each Loan as Company shall request up to but not exceeding in aggregate principal amount at any one time outstanding the sum of                      ($                    ). The obligation of Bank to make Loans to Company under this Section 3 up to such aggregate amount at any one time outstanding is hereinafter called Bank’s “Revolving Credit Commitment.”

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6. Section 7.5, “Character of Business” is amended and restated in its entirety as follows:

Character of Business. Will continue to carry on substantially the same type of business carried on during the fiscal year ended December 31, 2003, and businesses reasonably related thereto; and will not engage in any business which would materially change the type of business previously conducted on a consolidated basis.

7. Section 8.1(a), “Events of Default” is amended and restated in its entirety as follows:

(a) The Borrower shall fail to pay when due (i) any principal of any Loan, or (ii) shall fail to pay any interest on any Loan within five (5) Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five (5) Business Days after such fee or other amount becomes due; or

B. Miscellaneous.

B.1	Upon and after the effective date hereof, each reference to the Revolving Credit Agreement in the Revolving Credit Agreement shall mean and be a reference to the Revolving Credit Agreement as amended by this Amendment.

B.2	Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Revolving Credit Agreement.

B.3	Except as specifically amended herein, the Revolving Credit Agreement shall remain in full force and effect and is hereby ratified and affirmed.

B.4	This Amendment and the Revolving Credit Agreement will be construed in accordance with and be governed by the laws of the State of and the applicable laws of the United States of America.

B.5	This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document. Delivery of this Amendment may be made by telecopy of a duly executed counterpart copy hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

ATTEST:	LEGGETT & PLATT, INCORPORATED

By:	By:
Name:	Name:
Title:	Title:

[BANK]

By:
Name:
Title:

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